Exhibit 99.1

            News Release

FOR IMMEDIATE RELEASE

ACCO BRANDS POSTS SIGNIFICANT SECOND QUARTER 2021
SALES AND PROFIT INCREASES FROM GROWTH IN ALL SEGMENTS

LAKE ZURICH, ILLINOIS, July 28, 2021 - ACCO Brands Corporation (NYSE: ACCO) today announced its second quarter results for the period ended June 30, 2021.

•EPS was $0.50 versus $0.06 in prior year
•Adjusted EPS was $0.43 versus $0.18 in 2020
•Net sales were $518 million, up 41 percent from 2020
•All segments posted sales and profit increases
•Strong rebound in commercial products
•Gross margin improved 170 bps

"Our second quarter results continued to reflect the market recovery. We posted a strong overall sales increase, with organic growth in all segments. Our strategy of transforming our company toward a more consumer-centric business continued to pay dividends as PowerA had another strong sales increase. Overall, I am very pleased with our execution. We have better visibility for the second half, and our momentum gives us confidence that we will be able to deliver record sales and strong profit performance in 2021," said Boris Elisman, Chairman, President and Chief Executive Officer of ACCO Brands.

Second Quarter Results

Net sales increased 41.1 percent to $517.8 million from $366.9 million in 2020 due to continued strength in EMEA, improvement in North America, partial recovery in International, and $50.7 million from the PowerA acquisition. Comparable sales were $443.4 million, up 20.8 percent from $$366.9 million as a result of increased consumer spending and greater demand due to more office and school reopenings. Favorable foreign exchange increased sales $23.7 million, or 6.5 percent.

Gross profit increased as a result of the strong rebound in sales. Gross margin rose 170 basis points from a combination of cost savings and lower inventory reserves, which had been elevated in the prior period. These factors offset small dilutions from PowerA and the impact of cost increases that exceeded the benefit of price increases.
The Company reported operating income of $49.9 million compared with $18.5 million in 2020. The increase primarily was due to higher volume, no restructuring costs versus $6.5 million of restructuring costs last year, and favorable foreign exchange of $2.5 million. PowerA contributed $0.3 million. PowerA's underlying performance was impacted by a charge of $4.9 million related to the change in fair value of the contingent consideration related to the earnout. The operating income increase includes higher year-over-year costs, particularly for more normalized expenditure levels, logistics and commodities, as well as $4.1 million of additional amortization related to the PowerA acquisition.

Adjusted operating income was $67.2 million, compared with $33.2 million in 2020, primarily as a result of the factors cited above.

Net income was $48.6 million, or $0.50 per share, compared with $5.4 million, or $0.06 per share, in 2020, due to higher operating income and $9.1 million of other income related to Brazilian operating tax credits, partially offset by $1.7 million of increased interest expense. Adjusted net income was $42.0 million, or $0.43 per share, compared with $17.3 million, or $0.18 per share, in 2020 due to higher adjusted operating income.

Business Segment Results

ACCO Brands North America - Sales of $295.1 million increased 27.4 percent from $231.7 million in 2020, primarily due to the PowerA acquisition, which added $40.5 million. Favorable foreign exchange added $3.9 million, or 1.7 percent. Comparable sales of $250.7 million increased 8.2 percent due to higher demand, particularly for commercial office products, as many offices began to reopen.

The segment operating income was $53.8 million versus $37.4 million in 2020. The increase primarily was due to higher sales, $5.1 million of lower restructuring charges, $4.8 million in lower expense for inventory reserves, and $4.8 million from PowerA. (The change in the fair value of the contingent consideration is not allocated against segment results.) Adjusted operating income of $59.9 million increased from $45.3 million in 2020, primarily for the reasons cited above.

ACCO Brands EMEA - Sales of $157.0 million increased 77.8 percent from $88.3 million in 2020, primarily from higher demand due to economic recovery and market share gains that included sales of new products. Favorable foreign exchange added $13.6 million, or 15.4 percent, and the PowerA acquisition added $7.2 million. Comparable sales were $136.2 million, up 54.2 percent, mainly due to volume growth in all product categories.

Operating income of $9.9 million increased from an operating loss of $1.8 million in 2020. Adjusted operating income was $13.8 million compared with $2.2 million in 2020. Both increases were due to higher sales, which offset higher costs, particularly logistics expenses, and because the 2020 period benefited from many pandemic-related, short-term cost reduction measures, including $1.4 million of higher government assistance. Favorable foreign exchange added $1.2 million.

ACCO Brands International - Sales of $65.7 million increased 40.1 percent from $46.9 million in 2020. Comparable sales were $56.5 million, up 20.5 percent. Both sales increases were due to higher demand from a gradual reopening of offices and schools in all markets. Favorable foreign exchange added $6.2 million and PowerA contributed $3.0 million.

Operating income of $2.8 million increased from an operating loss of $4.4 million in 2020, and adjusted operating income of $4.8 million increased from a loss of $1.6 million. The increases primarily were due to higher sales and $2.3 million of lower bad debt reserves. These factors were partially offset by higher expenses as the prior year benefited from many pandemic-related, short-term cost reduction measures, including $1.4 million of higher government assistance. Foreign exchange increased operating income $0.7 million.

Six Months Results

Net sales increased 23.6 percent to $928.3 million from $751.0 million in 2020 primarily because of the PowerA acquisition, which added $113.4 million, or 15.1 percent. Comparable sales increased 3.3 percent from increased consumer spending and higher demand as offices and schools began reopening for in-person activity. Favorable foreign exchange added $39.4 million, or 5.2 percent.

Operating income was $48.8 million versus $35.9 million in 2020. Adjusted operating income was $91.8 million compared with $59.6 million last year. Both increases were due to higher sales. PowerA contributed $0.2 million of operating income. PowerA's underlying performance was impacted by a charge of $11.6 million related to the change in fair value of the contingent consideration related to the earnout. Favorable foreign exchange added $5.1 million, amortization increased $7.4 million, and restructuring charges were $2.9 million lower.

Net income was $28.2 million, or $0.29 per share, compared with $13.4 million, or $0.14 per share, in 2020 due to higher operating income, partly offset by $6.3 million of higher interest expense. Adjusted net income was $52.0 million, compared with $30.5 million in 2020, due to higher adjusted operating income. Adjusted earnings per share were $0.54 compared with $0.32 in 2020.

Capital Allocation

For the second quarter, the company had $12.7 million of net cash outflow from operating activities and used $18.2 million of free cash flow, including capital expenditures of $5.5 million. The Company paid $6.2 million in dividends. Year to date, the Company had $55.1 million of net cash outflow from operating activities and used $64.4 million of free cash flow, including capital expenditures of $9.3 million. The Company paid $12.4 million in dividends. The Company's near-term strategy is to use cash to fund its dividend and reduce debt. The Company's long-term strategy remains to deploy cash to fund dividends, reduce debt, repurchase stock and make acquisitions.

Third Quarter and Full Year Outlook

Third quarter sales are expected to be in a range of $515 million to $545 million, with PowerA contributing $55 million to $65 million. Adjusted earnings per share are expected to be in a range of $0.30 to $0.35. The outlook includes a favorable foreign exchange impact of 2 percent on sales and $0.01 on adjusted earnings per share.

For the full year, sales are expected to be in a range of $2.0 billion to $2.07 billion, with PowerA contributing $255 million to $275 million. Adjusted earnings per share are expected to be in a range of $1.35 to $1.45. The outlook includes a favorable foreign exchange impact of 3 percent on sales and

$0.05 on adjusted earnings per share.

The Company is confident in its ability to generate at least $135 million of free cash flow (at least $165 million in operating cash flow minus capital expenditures of approximately $30 million). As a reminder, due to the Company's normal seasonality, it generates the vast majority of its cash flow in the second half. The Company expects its full year Adjusted EBITDA will be in a range $285 million to $300 million, and its bank pro forma net leverage ratio at year end will be 3.5x or less.

As previously announced, beginning with the first quarter of 2021, the Company changed the way it calculates and reports its adjusted non-GAAP measures by excluding non-cash amortization of acquisition-related intangible assets. For the third quarter and full year that impact is expected to be $0.09 and $0.34 per share, respectively. The Company has made several large acquisitions over the last few years, and has publicly committed to continue to transform its business through acquisitions in the future. As a result of its acquisition strategy, the Company has, and likely will continue to have in the foreseeable future, a large amount of acquisition-related amortization expense. The Company believes that this change will enhance the usefulness of its non-GAAP measures to its investors because it reflects the underlying operating results before amortization expense which is not associated with core operations, and facilitates meaningful period-to-period and peer comparisons.

Webcast

At 8:30 a.m. EDT on July 29, 2021, ACCO Brands Corporation will host a conference call to discuss the Company's second quarter 2021 results. The call will be broadcast live via webcast. The webcast can be accessed through the Investor Relations section of www.accobrands.com. The webcast will be in listen-only mode and will be available for replay following the event.

About ACCO Brands Corporation

ACCO Brands Corporation is one of the world's largest designers, marketers and manufacturers of branded academic, consumer and business products. Our widely recognized brands include AT-A-GLANCE®, Esselte®, Five Star®, GBC®, Kensington®, Leitz®, Mead®, PowerA®, Quartet®, Rapid®, Rexel®, Swingline®, Tilibra®, and many others. Our products are sold in more than 100 countries around the world. More information about ACCO Brands, the Home of Great Brands Built by Great People, can be found at www.accobrands.com.

Non-GAAP Financial Measures
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this earnings release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the "About Non-GAAP Financial Measures" section of this earnings release.

Forward-Looking Statements

Statements contained in this earnings release, other than statements of historical fact, particularly those anticipating future financial performance, business prospects, growth, operating strategies and similar matters, results of operations, liquidity and financial condition, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management based on information available to us at the time such statements are made. These statements, which are generally identifiable by the use of the words "will," "believe," "expect," "intend," "anticipate," "estimate," "forecast," "project," "plan," and similar expressions, are subject to certain risks and uncertainties, are made as of the date hereof, and we undertake no duty or obligation to update them. Because actual results may differ materially from those suggested or implied by such forward-looking statements, you should not place undue reliance on them when deciding whether to buy, sell or hold the company's securities.

Our outlook is based on certain assumptions, which we believe to be reasonable under the circumstances. These include, without limitation, regarding both the near-term and long-term impact of the COVID-19 pandemic on the economy and our business, our customers and the end-users of our products, and other changes in the macro environment; changes in the competitive landscape, including ongoing uncertainties in the traditional office products channels; as well as the impact of fluctuations in foreign currency and acquisitions and the other factors described below.

Among the factors that could cause our actual results to differ materially from our forward-looking statements are: the scope and duration of the COVID-19 pandemic, government actions and other third-party responses to it and the consequences for global and regional economies, uncertainties regarding when the risks of the pandemic will subside and how geographies, distribution channels and consumer behaviors will evolve over time in response to the pandemic, and the adequacy of our cost-savings measures and our other actions to manage the business through this uncertain period; the impacts of global supply chain disruptions, inflation, and commodity cost increases and shortages of computer chips on our operations, sales and profitability; a relatively limited number of large customers account for a significant percentage of our sales; risks associated with shifts in the channels of distribution for our products; issues that influence customer and consumer discretionary spending during periods of economic uncertainty or weakness; risks associated with foreign currency fluctuations; challenges related to the highly competitive business environment in which we operate; our ability to develop and market innovative products that meet consumer demands and to expand into new and adjacent product categories; our ability to successfully expand our business in emerging markets and the exposure to greater financial, operational, regulatory, compliance and other risks in such markets; the continued decline in the use of certain of our products; risks associated with seasonality; the sufficiency of investment returns on pension assets, risks related to actuarial assumptions, changes in government regulations and changes in the unfunded liabilities of a multi-employer pension plan; any impairment of our intangible assets; our ability to secure, protect and maintain our intellectual property rights; our ability to grow profitably through acquisitions; our ability to successfully integrate acquisitions and achieve the financial and other results anticipated at the time of acquisition, including planned synergies; the failure, inadequacy or interruption of our information technology systems or supporting infrastructure; risks associated with a cybersecurity incident or information security breach, including that related to a disclosure of personally identifiable information; risks associated with outsourcing production of certain of our products, information technology systems and other administrative functions; risks associated with changes in the cost or availability of raw materials, labor, transportation and other necessary supplies and services and the cost of finished goods; the bankruptcy or financial instability of our customers and suppliers; product liability claims, recalls or regulatory actions; risks associated with our indebtedness, including limitations imposed by restrictive covenants, our debt service obligations, our ability to comply with financial ratios and tests, and the phase out of the London Interbank Offered Rate; a change in or discontinuance of our stock repurchase program or the payment of dividends; risks associated with the changes to U.S. trade policies and regulations, including increased import tariffs and overall uncertainty surrounding international trade relations; the impact of negative and unexpected tax consequences; the impact of litigation or other legal proceedings; our failure to comply with applicable laws, rules and regulations and self-regulatory requirements, the costs of compliance and the impact of changes in such laws; our ability to attract and retain key employees; the volatility of our stock price; risks associated with circumstances outside our control, including those caused by public health crises, such as the occurrence of contagious diseases like COVID-19, war, terrorism and other geopolitical incidents; and other risks and uncertainties described in "Part I, Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2020, and in other reports we file with the Securities and Exchange Commission.

For further information:

Christine Hanneman        Julie McEwan
Investor Relations        Media Relations
(847) 796-4320        (937) 974-8162

ACCO Brands Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	(unaudited)
(in millions)	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$77.9	$36.6
Accounts receivable, net	409.8	356.0
Inventories	382.5	305.1
Other current assets	68.3	30.5
Total current assets	938.5	728.2
Total property, plant and equipment	663.4	657.8
Less: accumulated depreciation	(433.1)	(416.4)
Property, plant and equipment, net	230.3	241.4
Right of use asset, leases	78.8	89.2
Deferred income taxes	131.7	136.5
Goodwill	807.3	827.4
Identifiable intangibles, net	947.3	977.0
Other non-current assets	40.3	49.0
Total assets	$3,174.2	$3,048.7
Liabilities and Stockholders' Equity
Current liabilities:
Notes payable	$8.2	$5.7
Current portion of long-term debt	35.4	70.8
Accounts payable	223.9	180.2
Accrued compensation	42.8	41.0
Accrued customer program liabilities	78.3	91.4
Lease liabilities	20.9	22.6
Current portion of contingent consideration	20.3	10.4
Other current liabilities	132.0	134.8
Total current liabilities	561.8	556.9
Long-term debt, net	1,193.3	1,054.6
Long-term lease liabilities	66.0	76.5
Deferred income taxes	157.4	170.6
Pension and post-retirement benefit obligations	292.7	317.1
Contingent consideration	9.5	7.8
Other non-current liabilities	112.8	122.5
Total liabilities	2,393.5	2,306.0
Stockholders' equity:
Common stock	1.0	1.0
Treasury stock	(40.8)	(39.9)
Paid-in capital	1,894.6	1,883.1
Accumulated other comprehensive loss	(552.1)	(564.2)
Accumulated deficit	(522.0)	(537.3)
Total stockholders' equity	780.7	742.7
Total liabilities and stockholders' equity	$3,174.2	$3,048.7

ACCO Brands Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Net sales	$517.8	$366.9	41.1%	$928.3	$751.0	23.6%
Cost of products sold	353.7	256.9	37.7%	648.7	528.8	22.7%
Gross profit	164.1	110.0	49.2%	279.6	222.2	25.8%
Operating costs and expenses:
Selling, general and administrative expenses	97.7	77.2	26.6%	191.7	163.3	17.4%
Amortization of intangibles	11.6	7.8	48.7%	23.6	16.2	45.7%
Restructuring charges	—	6.5	(100.0)%	3.9	6.8	(42.6)%
Change in fair value of contingent consideration	4.9	—	NM	11.6	—	NM
Total operating costs and expenses	114.2	91.5	24.8%	230.8	186.3	23.9%
Operating income	49.9	18.5	169.7%	48.8	35.9	35.9%
Non-operating expense (income):
Interest expense	11.6	9.9	17.2%	24.8	18.5	34.1%
Interest income	(0.5)	(0.3)	66.7%	(0.6)	(0.6)	—%
Non-operating pension income	(2.5)	(1.5)	66.7%	(3.3)	(3.0)	10.0%
Other (income) expense, net	(9.0)	1.2	NM	3.9	0.7	457.1%
Income before income tax	50.3	9.2	446.7%	24.0	20.3	18.2%
Income tax expense (benefit)	1.7	3.8	(55.3)%	(4.2)	6.9	NM
Net income	$48.6	$5.4	800.0%	$28.2	$13.4	110.4%

Per share:
Basic income per share	$0.51	$0.06	750.0%	$0.30	$0.14	114.3%
Diluted income per share	$0.50	$0.06	733.3%	$0.29	$0.14	107.1%

Weighted average number of shares outstanding:
Basic	95.5	94.5		95.3	95.3
Diluted	97.2	95.2		96.9	96.3

Cash dividends declared per common share	$0.065	$0.065		$0.130	$0.130

Statistics (as a % of Net sales, except Income tax rate)
	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020		2021	2020
Gross profit (Net sales, less Cost of products sold)	31.7%	30.0%		30.1%	29.6%
Selling, general and administrative expenses	18.9%	21.0%		20.7%	21.7%
Operating income	9.6%	5.0%		5.3%	4.8%
Income before income tax	9.7%	2.5%		2.6%	2.7%
Net income	9.4%	1.5%		3.0%	1.8%
Income tax rate	3.4%	41.3%		(17.5)%	34.0%

ACCO Brands Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(in millions)	2021	2020
Operating activities
Net income	$28.2	$13.4
Amortization of inventory step-up	2.4	—
Change in fair value of contingent liability	11.6	—
Depreciation	19.6	18.4
Other non-cash items	—	0.5
Amortization of debt issuance costs	1.5	1.1
Amortization of intangibles	23.6	16.2
Stock-based compensation	9.0	3.4
Loss on debt extinguishment	3.7	—
Changes in balance sheet items:
Accounts receivable	(54.5)	58.8
Inventories	(77.9)	(66.4)
Other assets	(32.2)	(5.9)
Accounts payable	42.3	(23.0)
Accrued expenses and other liabilities	(12.3)	(78.3)
Accrued income taxes	(20.1)	(5.7)
Net cash used by operating activities	(55.1)	(67.5)
Investing activities
Additions to property, plant and equipment	(9.3)	(8.9)
Cost of acquisitions, net of cash acquired	15.4	0.6
Net cash provided (used) by investing activities	6.1	(8.3)
Financing activities
Proceeds from long-term borrowings	648.8	227.4
Repayments of long-term debt	(529.2)	(15.8)
Proceeds of notes payable, net	2.2	—
Payment for debt premium	(9.8)	—
Payments for debt issuance costs	(10.5)	(1.6)
Repurchases of common stock	—	(18.9)
Dividends paid	(12.4)	(12.3)
Payments related to tax withholding for stock-based compensation	(0.9)	(1.8)
Proceeds from the exercise of stock options	2.0	1.5
Net cash provided by financing activities	90.2	178.5
Effect of foreign exchange rate changes on cash and cash equivalents	0.1	(1.7)
Net increase in cash and cash equivalents	41.3	101.0
Cash and cash equivalents
Beginning of the period	36.6	27.8
End of the period	$77.9	$128.8

About Non-GAAP Financial Measures
This earnings release contains non-GAAP financial measures. We explain below how we calculate and use each of these non-GAAP financial measures and a reconciliation of our current period and historical non-GAAP financial measures to the most directly comparable GAAP financial measures follows.

We use our non-GAAP financial measures both to explain our results to stockholders and the investment community and in the internal evaluation and management of our business. We believe our non-GAAP financial measures provide management and investors with a more complete understanding of our underlying operational results and trends, facilitate meaningful period-to-period comparisons and enhance an overall understanding of our past and future financial performance.

Our non-GAAP financial measures exclude certain items that may have a material impact upon our reported financial results such as restructuring charges, transaction and integration expenses associated with material acquisitions, the impact of foreign currency fluctuation and acquisitions, unusual tax items and other non-recurring items that we consider to be outside of our core operations. These measures should not be considered in isolation or as a substitute for, or superior to, the directly comparable GAAP financial measures and should be read in connection with the company’s financial statements presented in accordance with GAAP.

Our non-GAAP financial measures include the following:

Comparable Net Sales: Represents net sales excluding the impact of material acquisitions with current-period foreign operation sales translated at prior-year currency rates. We believe comparable net sales are useful to investors and management because they reflect underlying sales and sales trends without the effect of acquisitions and fluctuations in foreign exchange rates and facilitate meaningful period-to-period comparisons. We sometimes refer to comparable net sales as comparable sales.

Adjusted Gross Profit: Represents gross profit excluding the effect of the amortization of the step-up in inventory from material acquisitions. We believe adjusted gross profit is useful to investors and management because it reflects underlying gross profit without the effect of inventory adjustments resulting from acquisitions that we consider to be outside our core operations and facilitates meaningful period-to-period comparisons.

Adjusted Selling, General and Administrative (SG&A) Expenses: Represents selling, general and administrative expenses excluding transaction and integration expenses related to our material acquisitions. We believe adjusted SG&A expenses are useful to investors and management because they reflect underlying SG&A expenses without the effect of expenses related to acquiring and integrating acquisitions that we consider to be outside our core operations and facilitate meaningful period-to-period comparisons.

Adjusted Operating Income/Adjusted Income Before Taxes/Adjusted Net Income/Adjusted Net Income Per Diluted Share: Represents operating income, income before taxes, net income, and net income per diluted share excluding restructuring charges, the amortization of intangibles, the amortization of the step-up in value of inventory, the change in fair value of contingent consideration, transaction and integration expenses associated with material acquisitions, non-recurring items in interest expense or other income/expense such as expenses associated with debt refinancing, a bond redemption, or a pension curtailment, and other non-recurring items as well as all unusual and discrete income tax adjustments, including income tax related to the foregoing. We believe these adjusted non-GAAP financial measures are useful to investors and management because they reflect our underlying operating performance before items that we consider to be outside our core operations and facilitate meaningful period-to-period comparisons. Senior management’s incentive compensation is derived, in part, using adjusted operating income and adjusted net income per diluted share, which is derived from adjusted net income. We sometimes refer to adjusted net income per diluted share as adjusted earnings per share.

Adjusted Income Tax Expense/Rate: Represents income tax expense/rate excluding the tax effect of the items that have been excluded from adjusted income before taxes, unusual income tax items such as the impact of tax audits and changes in laws, significant reserves for cash repatriation, excess tax benefits/losses, and other discrete tax items. We believe our adjusted income tax expense/rate is useful to investors because it reflects our baseline income tax expense/rate before benefits/losses and other discrete items that we consider to be outside our core operations and facilitates meaningful period-to-period comparisons.

Adjusted EBITDA: Represents net income excluding the effects of depreciation, stock-based compensation expense, amortization of intangibles, the change in fair value of contingent consideration, interest expense, net, other (income) expense, net, and income tax expense, the amortization of the step-up in value of inventory, transaction and integration expenses associated with material acquisitions, restructuring charges, non-recurring items in interest expense or other income/expense such as expenses associated with debt refinancing, a bond redemption, or a pension curtailment and other non-recurring items. We believe adjusted EBITDA is useful to investors because it reflects our underlying cash profitability and adjusts for certain non-cash charges, and items that we consider to be outside our core operations and facilitates meaningful period-to-period comparisons.

Free Cash Flow: Represents cash flow from operating activities less cash used for additions to property, plant and equipment, plus cash proceeds from the disposition of assets. We believe free cash flow is useful to investors because it measures our available cash flow for paying dividends, funding strategic material acquisitions, reducing debt, and repurchasing shares.

Net Leverage Ratio: Represents total debt, less debt origination costs and cash and cash equivalents divided by Adjusted EBITDA. We believe that net leverage ratio is useful to investors since the company has the ability to, and may decide to use a portion of its cash and cash equivalents to retire debt.

This earnings release also provides forward-looking non-GAAP adjusted earnings per share, free cash flow, net leverage ratio and adjusted tax rate. We do not provide a reconciliation of forward-looking adjusted earnings per share, free cash flow, net leverage ratio or adjusted tax rate to GAAP because the GAAP financial measure is not accessible on a forward-looking basis and reconciling information is not available without unreasonable effort due to the inherent difficulty of forecasting and quantifying certain amounts that are necessary for such a reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, the variability of our tax rate and the impact of foreign currency fluctuation and material acquisitions, and other charges reflected in our historical numbers. The probable significance of each of these items is high and, based on historical experience, could be material.

ACCO Brands Corporation and Subsidiaries
Reconciliation of GAAP to Adjusted Non-GAAP Information (Unaudited)
(In millions, except per share data)

The following tables set forth a reconciliation of certain Consolidated Statements of Income information reported in accordance with GAAP to adjusted Non-GAAP Information for the three months ended June 30, 2021 and 2020.

		Three Months Ended June 30, 2021
		SG&A	% of Sales	Operating Income	% of Sales	Income before Tax	% of Sales	Income Tax Expense (E)	Tax Rate	Net Income	% of Sales
Reported GAAP		$97.7	18.9%	$49.9	9.6%	$50.3	9.7%	$1.7	3.4%	$48.6	9.4%
Reported GAAP diluted income per share (EPS)										$0.50
Transaction and integration expenses	(B)	(0.8)		0.8		0.8		0.2		0.6
Amortization of intangibles		—		11.6		11.6		3.2		8.4
Change in fair value of contingent consideration	(C)	—		4.9		4.9		1.5		3.4
Operating tax gains	(G)	—		—		(9.1)		(3.1)		(6.0)
Other discrete tax items	(H)	—		—		—		13.0		(13.0)
Adjusted Non-GAAP		$96.9	18.7%	$67.2	13.0%	$58.5	11.3%	$16.5	28.2%	$42.0	8.1%
Adjusted diluted income per share (Adjusted EPS)										$0.43

		Three Months Ended June 30, 2020
		SG&A	% of Sales	Operating Income	% of Sales	Income before Tax	% of Sales	Income Tax Expense (E)	Tax Rate	Net Income	% of Sales
Reported GAAP		$77.2	21.0%	$18.5	5.0%	$9.2	2.5%	$3.8	41.3%	$5.4	1.5%
Reported GAAP diluted income per share (EPS)										$0.06
Transaction and integration expenses	(B)	(0.4)		0.4		0.4		0.1		0.3
Restructuring charges		—		6.5		6.5		1.7		4.8
Amortization of intangibles		—		7.8		7.8		2.1		5.7
Other discrete tax items	(H)	—		—		—		(1.1)		1.1
Adjusted Non-GAAP		$76.8	20.9%	$33.2	9.0%	$23.9	6.5%	$6.6	27.6%	$17.3	4.7%
Adjusted diluted income per share (Adjusted EPS)										$0.18
See "Notes to Reconciliations of GAAP to Adjusted Non-GAAP Information and Net Income to Adjusted EBITDA (Unaudited)" for further information regarding adjusted items.

ACCO Brands Corporation and Subsidiaries
Reconciliation of GAAP to Adjusted Non-GAAP Information (Unaudited)
(In millions, except per share data)

The following tables set forth a reconciliation of certain Consolidated Statements of Income information reported in accordance with GAAP to adjusted Non-GAAP Information for the six months ended June 30, 2021 and 2020.

		Six Months Ended June 30, 2021
		Gross Profit	% of Sales	SG&A	% of Sales	Operating Income	% of Sales	Income before Tax	% of Sales	Income Tax (Benefit) Expense (E)	Tax Rate	Net Income	% of Sales
Reported GAAP		$279.6	30.1%	$191.7	20.7%	$48.8	5.3%	$24.0	2.6%	$(4.2)	(17.5)%	$28.2	3.0%
Reported GAAP diluted income per share (EPS)												$0.29
Inventory step-up amortization	(A)	2.4		—		2.4		2.4		0.6		1.8
Transaction and integration expenses	(B)	—		(1.5)		1.5		1.5		0.4		1.1
Restructuring charges		—		—		3.9		3.9		1.0		2.9
Amortization of intangibles		—		—		23.6		23.6		6.4		17.2
Change in fair value of contingent consideration	(C)	—		—		11.6		11.6		3.2		8.4
Refinancing costs	(D)	—		—		—		3.7		1.0		2.7
Operating tax gains	(G)	—		—		—		(9.3)		(3.1)		(6.2)
Bond redemption	(E)	—		—		—		9.8		2.6		7.2
Pension curtailment	(F)	—		—		—		1.4		0.4		1.0
Other discrete tax items	(H)	—		—		—		—		12.3		(12.3)
Adjusted Non-GAAP		$282.0	30.4%	$190.2	20.5%	$91.8	9.9%	$72.6	7.8%	$20.6	28.4%	$52.0	5.6%
Adjusted diluted income per share (Adjusted EPS)												$0.54

		Six Months Ended June 30, 2020
		SG&A	% of Sales	Operating Income	% of Sales	Income before Tax	% of Sales	Income Tax Expense (E)	Tax Rate	Net Income	% of Sales
Reported GAAP		$163.3	21.7%	$35.9	4.8%	$20.3	2.7%	$6.9	34.0%	$13.4	1.8%
Reported GAAP diluted income per share (EPS)										$0.14
Transaction and integration expenses	(B)	(0.7)		0.7		0.7		0.2		0.5
Restructuring charges		—		6.8		6.8		1.8		5.0
Amortization of intangibles		—		16.2		16.2		4.3		11.9
Operating tax gain	(D)	—		—		(1.6)		—		(1.6)
Other discrete tax items	(H)	—		—		—		(1.3)		1.3
Adjusted Non-GAAP		$162.6	21.7%	$59.6	7.9%	$42.4	5.6%	$11.9	28.1%	$30.5	4.1%
Adjusted diluted income per share (Adjusted EPS)										$0.32

See "Notes to Reconciliations of GAAP to Adjusted Non-GAAP Information and Net Income to Adjusted EBITDA (Unaudited)" for further information regarding adjusted items.

ACCO Brands Corporation and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA (Unaudited)
(In millions)

The following table sets forth a reconciliation of net income reported in accordance with GAAP to Adjusted EBITDA.

		Three Months Ended June 30,			Six Months Ended June 30,
		2021	2020	% Change	2021	2020	% Change
Net income		$48.6	$5.4	800.0%	$28.2	$13.4	110.4%
Inventory step-up amortization(a)	(A)	—	—	NM	2.4	—	NM
Transaction and integration expenses	(B)	0.8	0.4	100.0%	1.5	0.7	114.3%
Restructuring charges		—	6.5	(100.0)%	3.9	6.8	(42.6)%
Change in fair value of contingent consideration	(C)	4.9	—	NM	11.6	—	NM
Pension curtailment	(F)	—	—	NM	1.4	—	NM
Depreciation		10.0	9.8	2.0%	19.6	18.4	6.5%
Stock-based compensation		4.2	2.5	68.0%	9.0	3.4	164.7%
Amortization of intangibles		11.6	7.8	48.7%	23.6	16.2	45.7%
Interest expense, net		11.1	9.6	15.6%	24.2	17.9	35.2%
Other (income) expense, net		(9.0)	1.2	NM	3.9	0.7	457.1%
Income tax expense (benefit)		1.7	3.8	(55.3)%	(4.2)	6.9	NM
Adjusted EBITDA (non-GAAP)		$83.9	$47.0	78.5%	$125.1	$84.4	48.2%

Adjusted EBITDA as a % of Net Sales		16.2%	12.8%		13.5%	11.2%
See "Notes to Reconciliations of GAAP to Adjusted Non-GAAP Information and Net Income to Adjusted EBITDA (Unaudited)" for further information regarding adjusted items.

Reconciliation of Net Cash Used by Operating Activities to Free Cash Flow (Unaudited)
(In millions)

The following table sets forth a reconciliation of net cash provided by operating activities reported in accordance with GAAP to Free Cash Flow.

	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Net cash used by operating activities	$(12.7)	$(42.3)	$(55.1)	$(67.5)

Net cash (used) provided by:
Additions to property, plant and equipment	(5.5)	(2.0)	(9.3)	(8.9)
Free cash flow (non-GAAP)	$(18.2)	$(44.3)	$(64.4)	$(76.4)

Notes to Reconciliations of GAAP to Adjusted Non-GAAP Information and Net Income to Adjusted EBITDA (Unaudited)

A.Represents the amortization of step-up in the value of inventory associated with the PowerA acquisition.
B.Represents transaction and integration expenses associated with the acquisitions of PowerA, Franken Planungs-und Organisationsmittel GmbH, and Indústria Gráfica Foroni Ltda.
C.Represents the change in fair value of the contingent consideration included in the PowerA acquisition due to the earnout of up to $55.0 million in cash, which is payable in two equal installments over the next two years if certain sales and profit targets are met. The change in fair value of the contingent consideration is assessed every quarter and is included as an expense in the consolidated statements of income.
D.Represents the write-off of debt issuance costs and other costs associated with the Company's debt refinancing and discharge of its obligations on the senior unsecured notes due in 2024.
E.Represents a call premium on the redemption of the senior unsecured notes due in 2024.
F.Represents a pension curtailment related to a restructuring project.
G.Represents certain indirect tax credits related to Brazil of $9.1 million and $0.2 million for the second quarter and first six months of 2021, respectively. Represents certain indirect tax credits related to Brazil and Mexico of $1.6 million for the first six months of 2020.
H.The adjustments to income tax expense include the effects of the adjustments outlined above and discrete tax adjustments.

ACCO Brands Corporation and Subsidiaries
Supplemental Business Segment Information and Reconciliation (Unaudited)
(In millions)

	2021					2020					Changes
					Adjusted					Adjusted
		Reported		Adjusted	Operating		Reported		Adjusted	Operating			Adjusted	Adjusted
		Operating		Operating	Income		Operating		Operating	Income			Operating	Operating
	Reported	Income	Adjusted	Income	(Loss)	Reported	Income	Adjusted	Income	(Loss)	Net Sales	Net Sales	Income	Income	Margin
	Net Sales	(Loss)	Items	(Loss) (A)	Margin (A)	Net Sales	(Loss)	Items (B)	(Loss) (A)	Margin (A)	$	%	(Loss) $	(Loss) %	Points
Q1:
ACCO Brands North America	$188.8	$(0.7)	$11.9	$11.2	5.9%	$167.8	$7.6	$3.3	$10.9	6.5%	$21.0	12.5%	$0.3	2.8%	(60)
ACCO Brands EMEA	156.9	16.8	4.4	21.2	13.5%	127.5	12.0	3.2	15.2	11.9%	29.4	23.1%	6.0	39.5%	160
ACCO Brands International	64.8	0.6	2.5	3.1	4.8%	88.8	5.9	2.3	8.2	9.2%	(24.0)	(27.0)%	(5.1)	(62.2)%	(440)
Corporate	—	(17.8)	6.9	(10.9)		—	(8.1)	0.2	(7.9)		—		(3.0)
Total	$410.5	$(1.1)	$25.7	$24.6	6.0%	$384.1	$17.4	$9.0	$26.4	6.9%	$26.4	6.9%	$(1.8)	(6.8)%	(90)

Q2:
ACCO Brands North America	$295.1	$53.8	$6.1	$59.9	20.3%	$231.7	$37.4	$7.9	$45.3	19.6%	$63.4	27.4%	$14.6	32.2%	70
ACCO Brands EMEA	157.0	9.9	3.9	13.8	8.8%	88.3	(1.8)	4.0	2.2	2.5%	68.7	77.8%	11.6	527.3%	630
ACCO Brands International	65.7	2.8	2.0	4.8	7.3%	46.9	(4.4)	2.8	(1.6)	(3.4)%	18.8	40.1%	6.4	400.0%	1,070
Corporate	—	(16.6)	5.3	(11.3)		—	(12.7)	—	(12.7)		—		1.4
Total	$517.8	$49.9	$17.3	$67.2	13.0%	$366.9	$18.5	$14.7	$33.2	9.0%	$150.9	41.1%	$34.0	102.4%	400

Q3:
ACCO Brands North America						$238.5	$22.9	$3.1	$26.0	10.9%
ACCO Brands EMEA						136.4	16.7	3.4	20.1	14.7%
ACCO Brands International						69.2	3.7	2.0	5.7	8.2%
Corporate						—	(9.0)	—	(9.0)
Total						$444.1	$34.3	$8.5	$42.8	9.6%

Q4:
ACCO Brands North America						$184.1	$15.1	$6.0	$21.1	11.5%
ACCO Brands EMEA						171.7	24.7	3.6	28.3	16.5%
ACCO Brands International						104.3	10.4	2.9	13.3	12.8%
Corporate						—	(8.0)	3.4	(4.6)
Total						$460.1	$42.2	$15.9	$58.1	12.6%

YTD:
ACCO Brands North America	$483.9	$53.1	$18.0	$71.1	14.7%	$822.1	$83.0	$20.3	$103.3	12.6%
ACCO Brands EMEA	313.9	26.7	8.3	35.0	11.2%	523.9	51.6	14.2	65.8	12.6%
ACCO Brands International	130.5	3.4	4.5	7.9	6.1%	309.2	15.6	10.0	25.6	8.3%
Corporate	—	(34.4)	12.2	(22.2)		—	(37.8)	3.6	(34.2)
Total	$928.3	$48.8	$43.0	$91.8	9.9%	$1,655.2	$112.4	$48.1	$160.5	9.7%

(A) See "Notes to Reconciliations of GAAP to Adjusted Non-GAAP Information and Net Income to Adjusted EBITDA (Unaudited)" for further information regarding adjusted items.
(B) 2020 historical data has been restated to exclude amortization of intangibles. This has resulted in additional amounts included within the adjusted items for the year ended December 31, 2020 of $32.8 million, including $12.5 million, $13.6 million, and $6.7 million for the ACCO Brands North America, EMEA, and International segments, respectively.

ACCO Brands Corporation and Subsidiaries
Supplemental Net Sales Change Analysis (Unaudited)

	% Change - Net Sales				$ Change - Net Sales (in millions)
	GAAP	Non-GAAP			GAAP	Non-GAAP

				Comparable				Comparable
	Net Sales	Currency		Net Sales	Net Sales	Currency		Net Sales	Comparable
	Change	Translation	Acquisition	Change (A)	Change	Translation	Acquisition	Change (A)	Net Sales
Q1 2021:
ACCO Brands North America	12.5%	0.6%	30.7%	(18.8)%	$21.0	$1.0	$51.5	$(31.5)	$136.3
ACCO Brands EMEA	23.1%	9.6%	6.7%	6.8%	29.4	12.2	8.6	8.6	136.1
ACCO Brands International	(27.0)%	2.8%	2.9%	(32.7)%	(24.0)	2.5	2.6	(29.1)	59.7
Total	6.9%	4.1%	16.3%	(13.5)%	$26.4	$15.7	$62.7	$(52.0)	$332.1

Q2 2021:
ACCO Brands North America	27.4%	1.7%	17.5%	8.2%	$63.4	$3.9	$40.5	$19.0	$250.7
ACCO Brands EMEA	77.8%	15.4%	8.2%	54.2%	68.7	13.6	7.2	47.9	136.2
ACCO Brands International	40.1%	13.2%	6.4%	20.5%	18.8	6.2	3.0	9.6	56.5
Total	41.1%	6.5%	13.8%	20.8%	$150.9	$23.7	$50.7	$76.5	$443.4

2021 YTD:
ACCO Brands North America	21.1%	1.2%	23.0%	(3.1)%	$84.4	$4.9	$92.0	$(12.5)	$387.0
ACCO Brands EMEA	45.5%	12.0%	7.3%	26.2%	98.1	25.8	15.8	56.5	272.3
ACCO Brands International	(3.8)%	6.4%	4.1%	(14.3)%	(5.2)	8.7	5.6	(19.5)	116.2
Total	23.6%	5.2%	15.1%	3.3%	$177.3	$39.4	$113.4	$24.5	$775.5
(A) Comparable net sales represents net sales excluding material acquisitions and with current-period foreign operation sales translated at prior-year currency rates.